HF Financial Corp. Earns $0.19 for the Fourth Fiscal Quarter and $0.83 for FY 2013

Loans Increase While Expenses Fall Over 7% in FY 2013
Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, July 29, 2013 -- HF Financial Corp. (Nasdaq: HFFC) today reported earnings increased 14% to $5.9 million, or $0.83 per diluted share for fiscal 2013, compared to $5.2 million, or $0.74 per diluted share a year ago. For the fourth quarter of fiscal 2013, earnings were $1.4 million, or $0.19 per diluted share. Following $1.1 million of net loan recoveries, HF Financial earned $1.8 million, or $0.26 per diluted share, in the fourth quarter of fiscal 2012.
“Fiscal 2013 reflected improved earnings generated from a more efficient branch network and a robust mortgage lending operation,” said Stephen Bianchi, President and Chief Executive Officer. “New commercial and agricultural customers are also being brought on board as we expanded our Ag banking sales team to reach into the communities we serve.”
Fiscal 2013 and Fourth Quarter Financial Highlights: (at or for the periods ended June 30, 2013, compared to March 31, 2013 and June 30, 2012.)

•
Earnings per diluted share for fiscal 2013 increased 12% to $0.83 versus $0.74 in fiscal 2012. Relative to the preceding quarter, earnings per share declined $0.01 to $0.19 per diluted share and compared to $0.26 per diluted share in the prior year fourth fiscal quarter.

•
Mortgage banking revenue totaled $1.6 million ($1.0 million in gains on sale of loans and $560,000 for loan servicing income) for the fourth quarter ended June 30, 2013, slightly higher than the previous quarter and $1.1 million higher than the $510,000 achieved in the fourth fiscal quarter one year earlier.

•	Noninterest expense was $8.5 million for the fourth fiscal quarter ended June 30, 2013 compared with $8.5 million the preceding quarter and $9.6 million one year earlier.

•
Loans and leases receivable, net of allowance, increased 1.8% in fiscal 2013 to $685.0 million from $673.1 million at June 30, 2012, reflecting new agricultural and commercial real estate relationships.

•
Repurchased $3.0 million of outstanding trust preferred securities issuance with a maturity date of October 1, 2037, during the fourth quarter of fiscal 2013. After unwinding an associated swap agreement, the net gain was $152,000 and will result in lower interest expense of approximately $178,000 annually in the future.

•
Nonperforming assets (“NPAs”) decreased to $23.2 million, or 1.90% of total assets, compared to $23.6 million, or 1.97% of total assets, at the end of the preceding quarter. Classified loans totaled $40.3 million at June 30, 2013 compared to $39.7 million at March 31, 2013 and $42.9 million one year earlier.

•	Total past due loans 30 days or greater were $2.6 million at June 30, 2013, compared to $9.1 million one year earlier.

•	The net interest margin was 2.45% for the fourth quarter of 2013 and 2.63% for the 2013 fiscal year, expressed on a fully taxable equivalent basis (“NIM, TE”).

•	Capital levels at June 30, 2013 continued to remain well above the regulatory “well-capitalized” minimum levels:

•	Total risk-based capital to risk-weighted assets was 15.83% versus 16.42% at March 31, 2013.

•	Tier 1 capital to risk-weighted assets was 14.58% versus 15.18% at March 31, 2013.

•	Tier 1 capital to total adjusted assets was 9.56% versus 9.80% at March 31, 2013.

•	The most recent dividend of $0.1125 per share represents the twenty-first consecutive quarter at this level and provides a 3.33% current yield at recent market prices.

•
Tangible book value per share was $13.09 per share at year end, compared to $13.13 per share a year ago. The slight decline in the tangible book value per share value reflects the recent rise in interest rates and its effects on accumulated other comprehensive loss stemming from changes to unrealized losses in the investment portfolio.

Balance Sheet and Asset Quality Review
Total assets at June 30, 2013, increased slightly to $1.22 billion from $1.19 billion one year earlier due primarily to larger loan and security balances. The loan portfolio reflects increased origination of commercial real estate and agricultural loans. Commercial and multi-family real estate loans represented 41.5% of the loan portfolio compared to 39.9% one year earlier. Agricultural loans have also increased over the past year and totaled 25.5% of the loan portfolio at year end compared to 22.7% one year earlier. Consumer loans totaled 13.0%, commercial business totaled 11.1%, residential loans totaled 7.1% and commercial construction loans totaled 1.8%.
“We have made a concerted effort to turn our branch facilities into effective lending centers. Where necessary, we have brought in new lending teams to reach into the surrounding communities, and we have also closed overlapping branches without noticeably impacting services to our local communities. We are beginning to see positive operating synergies from these initiatives,” stated Bianchi.
Total deposits increased to $898.8 million at June 30, 2013 versus $893.9 million at June 30, 2012. The improvement in deposit mix continued to build in fiscal 2013. Non-interest bearing deposits increased to 17.5% of the deposit portfolio from 16.4% one year earlier. Similarly, low cost interest-bearing checking accounts and money market accounts increased to 16.8% and 23.7%, respectively, from 15.5% and 23.5% at June 30, 2012. Meanwhile, higher cost certificates of deposit have declined from 31.0% to 29.1% at June 30, 2013.
Borrowings increased during the fourth fiscal quarter to fund interest-earning asset growth. At June 30, 2013, advances from the Federal Home Loan Bank and other borrowings totaled $167.2 million compared to $142.4 million one year earlier.
Nonperforming assets, which include $18.7 million of restructured loans that are in-compliance with their restructured terms, decreased to $23.2 million at June 30, 2013 from $23.6 million the preceding quarter. At June 30, 2013, NPAs represented 1.90% of total assets. Classified assets totaled $40.3 million at June 30, 2013 compared to $39.7 million at March 31, 2013 and $42.9 million at June 30, 2012. Troubled debt restructurings totaled $20.5 million at June 30, 2013 versus $10.1 million at the end of the previous quarter and $12.5 million one year earlier. The increase was due to loans that were both classified and nonperforming in previous periods, but were restructured in the fiscal fourth quarter.
The allowance for loan and lease losses at June 30, 2013, totaled $10.7 million and represented 1.54% of total loans, similar to the level at March 31, 2013 of $10.7 million and 1.56% of total loans. Charge-off activity continues to moderate. For the fourth fiscal quarter, loan charge-offs totaled $396,000 compared to $1.0 million one year earlier. For fiscal 2013, charge-offs totaled $1.6 million versus $8.5 million for fiscal 2012.
Tangible common shareholders' equity decreased to 7.61% of tangible assets at June 30, 2013 compared to 7.97% at March 31, 2013. The decrease was primarily due to changes in unrealized losses associated with the investment portfolio and unrealized losses on the defined benefit plan. The unrealized losses from the investment portfolio are largely associated with the recent rise in interest rates. In addition, the increase of intangible assets during the fourth quarter of fiscal 2013 decreased the ratio of tangible common equity to tangible assets by approximately 5 basis points. The additional intangible assets are the result of a purchase transaction involving a brokerage book of business. Tangible book value per common share was $13.09 at June 30, 2013, down from $13.47 per share at the end of the previous quarter.
Capital ratios continued to remain well above regulatory requirements with Tier 1 capital to risk-weighted assets of 14.58% at June 30, 2013, while the ratio of Tier 1 capital to total adjusted assets was 9.56%. These regulatory ratios were higher than the required minimum levels of 6.00% and 5.00%, respectively.
Review of Operations
For the quarter ended June 30, 2013, HF Financial's earnings reflect continued strong gains on the sale of loans from mortgage refinancing activities as well as tighter expense controls. Meanwhile, net interest margins have continued to contract in the current low interest rate environment. “We have positioned our investment portfolio to remain in shorter term securities. Our average effective duration is 1.9 years compared to 3.9 years for our peers according to a third party report. Though the short-term duration has temporarily affected our portfolio yield, it has reduced our exposure to rising interest rates,” said Brent Olthoff, Chief Financial Officer and Treasurer.
Net interest income totaled $6.8 million for the fourth fiscal quarter of 2013 compared to $7.1 million for the previous fiscal quarter and $8.1 million in the year ago quarter. The NIM, TE was 2.45% for the fourth quarter compared to 2.64% the previous quarter.
“In June 2013, we repurchased $3.0 million of trust preferred securities, originally issued in July 2007, at a discount and simultaneously unwound an associated interest rate swap. The impact was a net gain of $152,000. We expect an annual net reduction of interest expense of approximately $178,000 as a result of the repurchase,” added Olthoff.
Gains on the sale of loans continued to reflect strong origination activity for residential lending. Mortgage activity produced $1.0 million in gains during the fourth fiscal quarter compared to $1.2 million the preceding quarter and $780,000 a year ago. Net loan servicing income totaled $560,000 for the quarter compared to $406,000 the prior quarter. Fees on deposits totaled $1.6 million for the quarter ended June 30, 2013 versus $1.4 million the previous quarter and $1.5 million one year earlier. Total noninterest income was $4.3 million for the quarter ended June 30, 2013 compared to $3.7 million in the preceding quarter, and $3.1 million a year ago.
As a result of tighter expense controls, noninterest expenses remained stable at $8.5 million in the fourth fiscal quarter, a level similar to the preceding quarter and down from $9.6 million in the fourth quarter a year ago. For fiscal 2013, noninterest expenses decreased 7.5% to $34.3 million compared to $37.1 million for fiscal 2012. In June 2013, the Dakota Dunes in-store branch office was closed bringing the total number of branches to 27 at the end of the fiscal year, down from 34 branches at June 30, 2011. Occupancy and equipment expenses are down 14.6% in fiscal 2013 relative to fiscal 2012, reflecting cost savings from branch consolidation initiatives.
These financial results are preliminary until the Form 10-K is filed in September 2013.
Quarterly Dividend Declared
The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the fourth fiscal quarter 2013. The dividend is payable August 16, 2013 to stockholders of record August 9, 2013.
Use of Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” is a non-GAAP financial measure. Information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.
About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As the largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 27 offices in 18 communities, throughout Eastern South Dakota and Minnesota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota. Internet banking is also available at www.homefederal.com and www.infiniabank.com.
This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•	Forecasts of future economic performance.

•	Use and descriptions of assumptions and estimates underlying or relating to such matters.
Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.
Forward-looking statements about the Company's expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company's self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2012, and its subsequent quarterly reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
CONTACT:     HF Financial Corp.
Stephen Bianchi, President and Chief Executive Officer (605) 333-7556

HF Financial Corp.
Selected Consolidated Operating Highlight
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
Interest, dividend and loan fee income:
Loans and leases receivable	$8,031	$8,082	$9,770	$33,923	$42,283
Investment securities and interest-earning deposits	1,242	1,561	1,337	5,068	4,928
	9,273	9,643	11,107	38,991	47,211
Interest expense:
Deposits	1,046	1,111	1,536	4,762	7,228
Advances from Federal Home Loan Bank and other borrowings	1,461	1,432	1,511	5,845	6,335
	2,507	2,543	3,047	10,607	13,563
Net interest income	6,766	7,100	8,060	28,384	33,648
Provision for losses on loans and leases	443	—	(1,136)	271	1,770
Net interest income after provision for losses on loans and leases	6,323	7,100	9,196	28,113	31,878
Noninterest income:
Fees on deposits	1,579	1,361	1,487	6,500	6,015
Loan servicing income, net	560	406	(270)	476	603
Gain on sale of loans	1,029	1,151	780	4,613	2,664
Earnings on cash value of life insurance	203	200	171	814	683
Trust income	201	209	176	794	736
Commission and insurance income	364	177	273	860	765
Gain on sale of securities, net	142	146	616	2,110	1,490
Loss on disposal of closed-branch fixed assets	(22)	—	(228)	(22)	(473)
Other	234	5	86	(1,022)	412
	4,290	3,655	3,091	15,123	12,895
Noninterest expense:
Compensation and employee benefits	5,071	5,258	4,946	20,044	20,478
Occupancy and equipment	1,029	1,096	1,643	4,196	4,912
FDIC insurance	192	195	252	798	1,048
Check and data processing expense	734	677	759	2,990	2,928
Professional fees	423	484	734	2,086	3,198
Marketing and community investment	312	106	368	1,090	1,455
Foreclosed real estate and other properties, net	19	16	(76)	344	146
Other	727	716	961	2,784	2,950
	8,507	8,548	9,587	34,332	37,115
Income before income taxes	2,106	2,207	2,700	8,904	7,658
Income tax expense	751	802	903	3,034	2,493
Net income	$1,355	$1,405	$1,797	$5,870	$5,165

Basic earnings per common share:	$0.19	$0.20	$0.26	$0.83	$0.74
Diluted earnings per common share:	$0.19	$0.20	$0.26	$0.83	$0.74
Basic weighted average shares:	7,056,986	7,054,902	7,041,870	7,054,164	6,995,276
Diluted weighted average shares:	7,061,264	7,056,986	7,042,460	7,057,169	6,996,747
Outstanding shares (end of period):	7,055,020	7,055,020	7,042,296	7,055,020	7,042,296
Number of full-service offices	27	28	28

HF Financial Corp.
Consolidated Statements of Financial Condition
(Dollars in Thousands, except share data)

	June 30, 2013	June 30, 2012
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$21,352	$50,334
Securities available for sale	424,481	373,246
Correspondent bank stock	8,936	7,843
Loans held for sale	9,169	16,207

Loans and leases receivable	695,771	683,704
Allowance for loan and lease losses	(10,743)	(10,566)
Loans and leases receivable, net	685,028	673,138

Accrued interest receivable	5,301	5,431
Office properties and equipment, net of accumulated depreciation	13,853	14,760
Foreclosed real estate and other properties	564	1,627
Cash value of life insurance	19,965	19,276
Servicing rights, net	10,987	11,932
Goodwill and intangible assets, net	4,938	4,366
Other assets	12,938	14,431
Total assets	$1,217,512	$1,192,591
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$898,761	$893,859
Advances from Federal Home Loan Bank and other borrowings	167,163	142,394
Subordinated debentures payable to trusts	24,837	27,837
Advances by borrowers for taxes and insurance	12,595	12,708
Accrued expenses and other liabilities	16,885	18,977
Total liabilities	1,120,241	1,095,775
Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,138,475 and 9,125,751 shares issued at June 30, 2013 and 2012, respectively	91	91
Additional paid-in capital	46,096	45,673
Retained earnings, substantially restricted	86,266	83,571
Accumulated other comprehensive loss, net of related deferred tax effect	(4,285)	(1,622)
Less cost of treasury stock, 2,083,455 shares at June 30, 2013 and 2012	(30,897)	(30,897)
Total stockholders' equity	97,271	96,816
Total liabilities and stockholders' equity	$1,217,512	$1,192,591

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended			Twelve Months Ended
	6/30/2013	3/31/2013	6/30/2012	6/30/2013	6/30/2012
Balance, beginning	$10,664	$10,780	$10,540	$10,566	$14,315
Provision charged to income	443	—	(1,136)	271	1,770
Charge-offs	(396)	(189)	(1,040)	(1,615)	(8,461)
Recoveries	32	73	2,202	1,521	2,942
Balance, ending	$10,743	$10,664	$10,566	$10,743	$10,566

Asset Quality	6/30/2013	3/31/2013	6/30/2012
Nonaccruing loans and leases	$22,623	$22,541	$16,075
Accruing loans and leases delinquent more than 90 days	—	166	107
Foreclosed assets	564	901	1,627
Total nonperforming assets	$23,187	$23,608	$17,809

General allowance for loan and lease losses	$8,280	$7,957	$8,447
Specific impaired loan valuation allowance	2,463	2,707	2,119
Total allowance for loans and lease losses	$10,743	$10,664	$10,566

Ratio of nonperforming assets to total assets at end of period (1)	1.90%	1.97%	1.49%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	3.25%	3.33%	2.37%
Ratio of net charge-offs to average loans and leases for the year-to-date period (3)	0.01%	(0.05)%	0.71%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.54%	1.56%	1.55%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	47.49%	46.96%	65.29%
_____________________________________________
(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the nine months ended March 31, 2013 have been annualized.

Troubled Debt Restructuring Summary	6/30/2013	3/31/2013	6/30/2012
Nonaccruing troubled debt restructurings-non-compliant (1)(2)	$137	$287	$117
Nonaccruing troubled debt restructurings-compliant (1)(2)(3)	18,616	8,728	11,213
Accruing troubled debt restructurings (4)	1,753	1,037	1,213
Total troubled debt restucturings	$20,506	$10,052	$12,543
______________________________________________
(1) Non-compliant and compliant refer to the terms of the restructuring agreement.
(2) Balances are included in nonaccruing loans as part of nonperforming loans.
(3) Interest received but applied to the principal balance was $194, $118, and $117 for the periods presented, respectively.
(4) None of the loans included are 90 days past due and are not included in the nonperforming loans.

HF Financial Corp.
Selected Capital Composition Highlights
(Unaudited)

	6/30/2013	3/31/2013	6/30/2012
Common stockholder's equity before OCI (1) to consolidated assets	8.37%	8.45%	8.29%
OCI components to consolidated assets:
Net changes in unrealized gain on securities available for sale	(0.11)	0.13	0.22
Net unrealized losses on defined benefit plan	(0.16)	(0.11)	(0.11)
Net unrealized losses on derivatives and hedging activities	(0.08)	(0.14)	(0.25)
Goodwill and intangible assets, net to consolidated assets	(0.41)	(0.36)	(0.37)
Tangible common equity to tangible assets	7.61%	7.97%	7.78%

Tangible book value per common share (2)	$13.09	$13.47	$13.13

Tier I capital (to adjusted total assets) (3)	9.56%	9.80%	9.66%
Tier I capital (to risk-weighted assets) (3)	14.58	15.18	14.62
Total risk-based capital (to risk-weighted assets) (3)	15.83	16.42	15.87
______________________________________________
(1) Accumulated other comprehensive income (loss).
(2) Common equity reduced by goodwill and divided by number of shares of outstanding common stock.
(3) Capital ratios for Home Federal Bank.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Loan and Lease Portfolio Composition
	June 30, 2013		June 30, 2012
	Amount	Percent	Amount	Percent
Residential:
One-to four-family	$46,738	6.7%	52,626	7.7%
Construction	2,360	0.4	2,808	0.4
Commercial:
Commercial business (1)	75,555	10.9	79,069	11.6
Equipment finance leases	1,633	0.2	3,297	0.5
Commercial real estate:
Commercial real estate	239,057	34.4	225,341	33.0
Multi-family real estate	49,217	7.1	47,121	6.9
Construction	12,879	1.8	12,172	1.8
Agricultural:
Agricultural real estate	77,334	11.1	70,796	10.4
Agricultural business	100,398	14.4	84,314	12.3
Consumer:
Consumer direct	21,219	3.1	21,345	3.1
Consumer home equity	66,381	9.5	81,545	11.9
Consumer overdraft & reserve	2,995	0.4	3,038	0.4
Consumer indirect	5	—	232	—
Total (2)	$695,771	100.0%	$683,704	100.0%
_________________________________________________
(1) Includes $2,024 and $2,262 tax exempt leases at June 30, 2013 and June 30, 2012, respectively.
(2) Exclusive of undisbursed portion of loans in process and net of deferred loan fees and discounts.

Deposit Composition
	June 30, 2013		June 30, 2012
	Amount	Percent	Amount	Percent
Noninterest-bearing checking accounts	$156,896	17.5%	146,963	16.4%
Interest-bearing checking accounts	151,359	16.8	138,075	15.5
Money market accounts	212,817	23.7	210,298	23.5
Savings accounts	115,573	12.9	121,092	13.6
In-market certificates of deposit	239,521	26.6	265,009	29.6
Out-of-market certificates of deposit	22,595	2.5	12,422	1.4
Total deposits	$898,761	100.0%	$893,859	100.0%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	June 30, 2013		March 31, 2013
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$694,290	4.64%	$687,223	4.77%
Investment securities(2)(3)	429,862	1.16	423,353	1.50
Total interest-earning assets	1,124,152	3.31%	1,110,576	3.52%
Noninterest-earning assets	76,460		79,912
Total assets	$1,200,612		$1,190,488
Interest-bearing liabilities:
Deposits:
Checking and money market	$370,748	0.25%	$380,004	0.26%
Savings	120,310	0.22	118,408	0.24
Certificates of deposit	263,666	1.14	268,814	1.21
Total interest-bearing deposits	754,724	0.56	767,226	0.59
FHLB advances and other borrowings	165,902	2.54	132,781	3.14
Subordinated debentures payable to trusts	27,087	6.07	27,837	5.87
Total interest-bearing liabilities	947,713	1.06%	927,844	1.11%
Noninterest-bearing deposits	125,137		130,687
Other liabilities	29,078		32,987
Total liabilities	1,101,928		1,091,518
Equity	98,684		98,970
Total liabilities and equity	$1,200,612		$1,190,488
Net interest spread(4)		2.25%		2.41%
Net interest margin(4)(5)		2.41%		2.59%
Net interest margin, TE(6)		2.45%		2.64%
Return on average assets(7)		0.45%		0.48%
Return on average equity(8)		5.51%		5.76%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended June 30, 2013 and March 31, 2013 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Twelve Months Ended
	June 30, 2013		June 30, 2012
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$696,075	4.87%	$772,344	5.47%
Investment securities(2)(3)	403,025	1.26	337,488	1.46
Total interest-earning assets	1,099,100	3.55%	1,109,832	4.25%
Noninterest-earning assets	79,963		86,266
Total assets	$1,179,063		$1,196,098
Interest-bearing liabilities:
Deposits:
Checking and money market	$360,833	0.31%	$335,455	0.60%
Savings	115,331	0.24	120,285	0.29
Certificates of deposit	271,132	1.24	313,174	1.56
Total interest-bearing deposits	747,296	0.64	768,914	0.94
FHLB advances and other borrowings	144,339	2.90	147,038	3.04
Subordinated debentures payable to trusts	27,606	6.03	27,837	6.69
Total interest-bearing liabilities	919,241	1.15%	943,789	1.44%
Noninterest-bearing deposits	130,291		122,759
Other liabilities	31,041		34,141
Total liabilities	1,080,573		1,100,689
Equity	98,490		95,409
Total liabilities and equity	$1,179,063		$1,196,098
Net interest spread		2.40%		2.81%
Net interest margin(4)		2.58%		3.03%
Net interest margin, TE(5)		2.63%		3.07%
Return on average assets(6)		0.50%		0.43%
Return on average equity(7)		5.96%		5.41%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Net interest income divided by average interest-earning assets.

(5)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(6)	Ratio of net income to average total assets.

(7)	Ratio of net income to average equity.

HF Financial Corp.
Age Analysis of Past Due Loans and Leases Receivables
(Dollars in Thousands)
(Unaudited)

June 30, 2013	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$128	$—	$236	$364	$46,374	$—	$236	$236
Construction	—	—	—	—	2,360	—	—	—
Commercial:
Commercial business	122	460	17	599	74,956	—	4,365	4,365
Equipment finance leases	4	35	—	39	1,594	—	35	35
Commercial real estate:
Commercial real estate	76	—	451	527	238,530	—	1,180	1,180
Multi-family real estate	—	—	27	27	49,190	—	27	27
Construction	—	—	—	—	12,879	—	—	—
Agricultural:
Agricultural real estate	—	10	—	10	77,324	—	11,634	11,634
Agricultural business	37	58	—	95	100,303	—	4,113	4,113
Consumer:
Consumer direct	33	—	15	48	21,171	—	15	15
Consumer home equity	282	55	510	847	65,534	—	1,018	1,018
Consumer OD & reserve	7	—	—	7	2,988	—	—	—
Consumer indirect	—	—	—	—	5	—	—	—
Total	$689	$618	$1,256	$2,563	$693,208	$—	$22,623	$22,623

June 30, 2012	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$293	$57	$138	$488	$52,138	$107	$31	$138
Construction	—	—	—	—	2,808	—	—	—
Commercial:
Commercial business	576	2,214	817	3,607	75,462	—	1,813	1,813
Equipment finance leases	—	60	17	77	3,220	—	17	17
Commercial real estate:
Commercial real estate	1,077	117	426	1,620	223,721	—	1,254	1,254
Multi-family real estate	—	—	32	32	47,089	—	32	32
Construction	—	—	—	—	12,172	—	—	—
Agricultural:
Agricultural real estate	906	—	500	1,406	69,390	—	11,185	11,185
Agricultural business	981	—	79	1,060	83,254	—	1,169	1,169
Consumer:
Consumer direct	40	—	3	43	21,302	—	3	3
Consumer home equity	185	155	412	752	80,793	—	569	569
Consumer OD & reserve	2	—	—	2	3,036	—	—	—
Consumer indirect	10	—	2	12	220	—	2	2
Total	$4,070	$2,603	$2,426	$9,099	$674,605	$107	$16,075	$16,182
____________________________________

(1)	Loans accruing and delinquent greater than 90 days have government guarantees or acceptable loan-to-value ratios.

HF Financial Corp.
Non-GAAP Disclosure Reconciliation
Net Interest Margin to Net Interest Margin-Tax Equivalent Yield
(Dollars in Thousands)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
Net interest income	$6,766	$7,100	$8,060	$28,384	$33,648
Taxable equivalent adjustment	110	118	93	488	378
Adjusted net interest income	6,876	7,218	8,153	28,872	34,026
Average interest-earning assets	1,124,152	1,110,576	1,097,480	1,099,100	1,109,832
Net interest margin, TE	2.45%	2.64%	2.99%	2.63%	3.07%